                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-215332

AXA Equitable Life Insurance Company

Supplement dated March 8, 2017 to the Current Prospectus for Structured Capital Strategies(R) 16 dated May 1, 2016

--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced Prospectus (the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

The purpose of this Supplement is to provide you with information regarding a new Index and two new Segment Types:

   New Index:

   On or about April 10, 2017, the iShares(R) MSCI EAFE ETF is being added as a new Index (not available in New York).

   New Annual Lock Segment Types:

   On or about April 10, 2017, the Russell 2000(R) Price Return Index Annual Lock/5 year annual lock/-10% and iShares(R) MSCI EAFE ETF Annual Lock/5 year annual lock/-10% are being added as new Segment Types offered under Series B contracts.

Please note the following changes to the Prospectus:

1. The following hereby replaces the corresponding chart in "What is Structured Capital Strategies(R) 16?":

   We currently offer the Structured Investment Option using the following indices:

   Indices

   -----------------------------------------------------------------------------
       .  S&P 500 Price Return Index

       .  Russell 2000(R) Price Return Index

       .  MSCI EAFE Price Return Index

       .  NASDAQ-100 Price Return Index

       .  MSCI Emerging Markets Price Return Index

       .  iShares(R) Dow Jones U.S. Real Estate Index Fund

       .  Financial Select Sector SPDR(R) Fund

       .  Energy Select Sector SPDR(R) Fund

       .  SPDR(R) Gold Shares

       .  iShares(R) MSCI EAFE ETF
   -----------------------------------------------------------------------------

2. The following hereby amends the corresponding bullet points in "Structured Capital Strategies(R) at a glance -- key features -- Structured Investment Option":

..   We currently offer a total of 30 Segment Types, of which 30 are offered under Series B contracts and 20 are offered under Series C and Series ADV contracts.

..   An "Index" is used to determine the Segment Rate of Return for a Segment.
    We currently offer Segment Types based on the performance of (1) securities indices and (2) exchange-traded funds. In the future, we may offer Segment Types based on other types of Indices. The Indices are as follows:


       -- S&P 500 Price Return Index;

       -- Russell 2000(R) Price Return Index;

       -- MSCI EAFE Price Return Index;

       -- NASDAQ-100 Price Return Index;

       -- MSCI Emerging Markets Price Return Index;

       -- iShares(R) Dow Jones U.S. Real Estate Index Fund;

       -- Financial Select Sector SPDR(R) Fund;

       -- Energy Select Sector SPDR(R) Fund;

       -- SPDR(R) Gold Shares; and

       -- iShares(R) MSCI EAFE ETF.

3. The following hereby supplements the information in "Risk factors":

..   If you invest in a Segment that provides performance tied to the performance of the iShares(R) MSCI EAFE ETF, you should consider the following:

       -- The performance of the iShares(R) MSCI EAFE ETF may not replicate the performance of, and may underperform the MSCI EAFE Index (the "underlying index"). The price of the iShares(R) MSCI EAFE ETF will reflect expenses and fees that will reduce its relative performance. Moreover, it is also possible that the iShares(R) MSCI EAFE ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the underlying index. Because the return on your Segment Investment (subject to the Performance Cap and downside Segment Buffer protection) is linked to the performance of the iShares(R) MSCI EAFE ETF and not the underlying index, the return on your Segment Investment may be less than that of an alternative investment linked directly to the underlying index or the components of the underlying index.

                   IM-27-17 (4/17)                           Cat #157134 (4/17)
                   SCS16/NB                                             #274424

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      -- The investment objective and strategies of the iShares(R) MSCI EAFE
         ETF are potentially subject to change.

      -- The iShares(R) MSCI EAFE ETF invests in foreign securities. Foreign securities involve risks not associated with U.S. securities. Foreign markets may be less liquid, more volatile and subject to less government supervision than domestic markets. Differences between U.S. and foreign legal, political and economic systems, regulatory regimes and market practices also may impact security values. There are greater risks involved with investments linked to emerging market countries and/or their securities markets. Investments in these countries and/or markets may present market, credit, currency, liquidity, legal, political, technical and other risks different from, or greater than, the risks of investing in developed countries.

4. THE FOLLOWING HEREBY AMENDS THE CORRESPONDING SECTIONS IN "CONTRACT FEATURES AND BENEFITS -- STRUCTURED INVESTMENT OPTION":

   SEGMENT TYPES

   You can invest in Standard Segment Types, Annual Lock Segment Types and Choice Segment Types. We currently offer a total of 30 Segment Types, of which 30 are offered under Series B contracts and 20 are offered under Series C and Series ADV contracts. Not all Segment Types (or Segments) are available for each Series. We are not obligated to offer any one particular Segment Type. Also, we are not obligated to offer any Segment Types. Each investment in a Segment Type that starts on a particular Segment Start Date is referred to as a Segment.

   The following chart lists the current Standard Segment Types:

--------------------------------------------------------------------------------------------
            INDEX                    SEGMENT DURATION                SEGMENT BUFFER
--------------------------------------------------------------------------------------------
S&P 500 Price Return Index                1 year                          -10%
--------------------------------------------------------------------------------------------
Russell 2000(R) Price Return              1 year                          -10%
Index
--------------------------------------------------------------------------------------------
MSCI EAFE Price Return Index              1 year                          -10%
--------------------------------------------------------------------------------------------
NASDAQ-100 Price Return Index             1 year                          -10%
--------------------------------------------------------------------------------------------
MSCI Emerging Markets Price               1 year                          -10%
Return Index
--------------------------------------------------------------------------------------------
iShares(R) Dow Jones U.S.                 1 year                          -10%
Real Estate Index Fund
--------------------------------------------------------------------------------------------
Financial Select Sector                   1 year                          -10%
SPDR(R) Fund
--------------------------------------------------------------------------------------------
Energy Select Sector SPDR(R)              1 year                          -10%
Fund
--------------------------------------------------------------------------------------------
SPDR(R) Gold Shares                       1 year                          -10%
--------------------------------------------------------------------------------------------
S&P 500 Price Return Index                3 year                       -10%; -20%
--------------------------------------------------------------------------------------------
Russell 2000(R) Price Return              3 year                       -10%; -20%
Index
--------------------------------------------------------------------------------------------
MSCI EAFE Price Return Index              3 year                          -10%
--------------------------------------------------------------------------------------------
S&P 500 Price Return Index                5 year                    -10%; -20%; -30%
--------------------------------------------------------------------------------------------
Russell 2000(R) Price Return              5 year                    -10%; -20%; -30%
Index
--------------------------------------------------------------------------------------------
MSCI EAFE Price Return Index*             5 year                          -10%
--------------------------------------------------------------------------------------------

   *  Not available for Series C and Series ADV.

   The following chart lists the current Annual Lock Segment Types:

----------------------------------------------------------------------------
            INDEX                    SEGMENT DURATION         ANNUAL BUFFER
----------------------------------------------------------------------------
S&P 500 Price Return Index                5 year                  -10%
Annual Lock*
----------------------------------------------------------------------------
Russell 2000(R) Price Return              5 year                  -10%
Index Annual Lock*
----------------------------------------------------------------------------
iShares(R) MSCI EAFE ETF                  5 year                  -10%
Annual Lock*
----------------------------------------------------------------------------

   *  Not available for Series C and Series ADV.

   The following chart lists the current Choice Segment Types:

--------------------------------------------------------------------------------------------
            INDEX                    SEGMENT DURATION                SEGMENT BUFFER
--------------------------------------------------------------------------------------------
Choice S&P 500 Price Return               5 year                    -10%; -15%; -25%
Index*
--------------------------------------------------------------------------------------------
Choice Russell 2000(R) Price              5 year                    -10%; -15%; -25%
Return Index*
--------------------------------------------------------------------------------------------

   *  Not available for Series C and Series ADV.

5. THE FOLLOWING HEREBY SUPPLEMENTS THE INFORMATION IN "CONTRACT FEATURES AND BENEFITS -- STRUCTURED INVESTMENT OPTION -- INDICES -- EXCHANGE-TRADED FUNDS":

   ISHARES(R) MSCI EAFE ETF. The iShares(R) MSCI EAFE ETF seeks investment results that correspond generally to the performance of the MSCI EAFE Index, which is the underlying index. The underlying index is composed of large and mid-capitalization developed market equities, including Europe, Australasia and the Far East and excluding the United States and Canada. The iShares(R) MSCI EAFE ETF is an exchange-traded fund. The performance of the iShares(R) MSCI EAFE ETF may not replicate the performance of, and may underperform the underlying index. The price of the iShares(R) MSCI EAFE ETF will reflect expenses and fees that will reduce its relative performance. Moreover, it is also possible that the iShares(R) MSCI EAFE ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the underlying index. Because the return on your Segment Investment (subject to the Performance Cap and downside Segment Buffer protection) is linked to the performance of the iShares(R) MSCI EAFE ETF and not the underlying index, the return on your Segment Investment may be less than that of an alternative investment linked directly to the underlying index or the components of the underlying index. The investment performance of the iShares(R) MSCI EAFE ETF Segment is only based on the closing share price of the Index Fund. The iShares(R) MSCI EAFE ETF Segment does not include dividends and other distributions declared by the Index Fund.

6. THE FOLLOWING HEREBY AMENDS THE CORRESPONDING SECTIONS IN "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE":

   Our Annual Report on Form 10-K for the period ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, and our current reports on Form 8-K dated May 19, 2016, May 27, 2016, June 21, 2016, September 1, 2016,
   November 18, 2016, December 16, 2016 and February 17, 2017 are considered to be part of this Prospectus because they are incorporated by reference.

7. THE FOLLOWING HEREBY AMENDS THE CORRESPONDING SECTIONS IN "APPENDIX II:
   STATE CONTRACT AVAILABILITY AND/OR VARIATIONS OF CERTAIN FEATURES AND BENEFITS":

-----------------------------------------------------------------------------
NEW YORK  See "Indices" under "Structured   The following Indices are not
          Investment Option" in "Contract   available:
          features and benefits"
                                            .   Financial Select Sector
                                                SPDR(R) Fund

                                            .   iShares(R) Dow Jones U.S.
                                                Real Estate Index Fund

                                            .   Energy Select Sector SPDR(R)
                                                Fund

                                            .   SPDR(R) Gold Shares

                                            .   iShares(R) MSCI EAFE ETF
-----------------------------------------------------------------------------

Structured Capital Strategies(R) is issued by and is a registered service mark of AXA Equitable Life Insurance Company (AXA Equitable). Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC.
               1290 Avenue of the Americas, New York, NY 10104.

   Copyright 2017 AXA Equitable Life Insurance Company. All rights reserved.

                     AXA Equitable Life Insurance Company
                1290 Avenue of the Americas, New York, NY 10104
                                (212) 554-1234

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